TelecityRedbus to acquire Globix UK in $62 million deal

New York, August 21, 2006 -- Globix Corporation, a leading provider of Internet infrastructure and managed services, today announced a definitive agreement to sell its wholly-owned subsidiary, Globix Holdings (UK) Limited (“Globix UK”) to TelecityRedbus, Europe’s leading independent provider of colocation and data center services. The transaction is expected to close in three weeks and is subject to customary terms and closing conditions.

TelecityRedbus will pay USD $62 million (approximately £33 million) for Globix UK and its associated pan-European network, which extends to the core business hubs of Paris, Amsterdam and Frankfurt. In addition it will acquire two high-specification data centers, totalling 40,000 ft2 in central London, industry-leading Internet network infrastructure, a comprehensive portfolio of managed services and Globix’ highly experienced team of technical and management specialists.

“The acquisition of Globix UK will enable new and existing customers to take advantage of one of Europe’s most advanced data center networks. Few other players can claim such an advanced portfolio of high-tech data centers, Internet infrastructure and managed services, supported by such a well-respected team of technical consultants and account managers,” said Mike Tobin, CEO of TelecityRedbus.

“It is this combination of assets that made Globix such an attractive acquisition target. It is no secret that we intend to grow our business through acquisitions, as well as organic growth, to further consolidate our position as one of Europe’s most advanced hosting and managed data center service providers in Europe, and we believe the acquisition of Globix takes us a huge step closer towards this goal,” concluded Mike.

Ted Lodge, Globix’ Chairman of the Board of Directors and Executive Chairman, said: “In late March of this year, Globix announced that it had hired the investment banking firm of The Bank Street Group LLC to assist it in reviewing strategic and financing alternatives for the company and its businesses. The sale of Globix UK is an outgrowth of that review, and we believe recognizes the value of Globix UK’s strong position in the London data center market.”

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“The acquisition brings great opportunities for Globix UK customers, staff and shareholders,” said Philip Cheek, Managing Director of Globix UK. “We’re looking forward to working with the TelecityRedbus team to help customers to continue to take advantage of the Internet and the business opportunities it opens up for them.”

On completion of the acquisition, TelecityRedbus will have over 300 employees supporting 19 fully fitted data centers, totaling 550,000ft2, across seven European countries, making it one of Europe’s largest and most advanced data center infrastructure and managed service providers.

TelecityRedbus projects a combined turnover of at least £76million for 2006.

Forward-Looking and Cautionary Statements

Any statements contained in this press release that are not statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. The words "anticipates", "believes", "expects", "intends", "plans", "estimates", "targets", "projects", "should", "may", "will" and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, the Company's current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties and factors that may cause the actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to the following: our high degree of leverage and history of operating losses; ou r ability to retain existing customers and attract new customers; our ability to achieve cost-savings and generate positive cash flow; risks associated with potential acquisitions and divestitures, including the risk that such transactions may not close; and the other risks identified in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2005, as well as in the other documents that we file from time to time with the Securities and Exchange Commission.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, the Company does not undertake any obligation to update or review any forward- looking information, whether as a result of new information, future events or otherwise.

ENDS

NOTES TO EDITORS

Combined customer list

TelecityRedbus will add Globix’ 400 customers including Lloyds TSB, The Telegraph, Carphone Warehouse, 888.com and Ebookers, to its client base, which already includes major UK brands including the BBC, Guardian Unlimited, Sony Computer Entertainment and FriendsReunited, creating a combined UK customer base of over 2,000.

About TelecityRedbus

TelecityRedbus, Europe’s foremost data centre services provider, is enabling businesses to meet the demands of today’s 24x7 economy. Through its 17 carrier-diverse data centre facilities and round the clock engineering support across seven countries throughout Europe, TelecityRedbus offers content rich digital businesses, corporate enterprises, communications service providers and the public sector flexible and scalable data centre solutions. Over 1,600 organisations across Europe trust TelecityRedbus with their mission critical infrastructures. www.telecityredbus.com

About Globix Corporation

Globix Corporation (AMEX:GEX) is a leading provider of Internet infrastructure and network services. Globix offers a comprehensive suite of services from network bandwidth, to the management of Web applications, servers, and databases, to security, media streaming, and colocation. NEON, a wholly-owned subsidiary of Globix since March 2005, provides advanced optical networking to carriers and large enterprise customers in the Northeast and mid-Atlantic. Globix and its subsidiaries have operations in New York, NY, Westborough, MA, London, UK, Santa Clara, CA, and Fairfield, NJ. For more information, visit www.globix.com.

For further press information please contact:

TelecityRedbus:

James Tyler

Head of Communications

+ 44 (0) 20 7519 4858

james/tyler@telecityredbus.com

Helen Barnes

Marketing & Communications Manager (UK & Ireland)

+44 (0) 20 7001 0123

helen.barnes@telecityredbus.com

Alex Maclaverty or Rebecca Honeyman

Hotwire Communications

+44 (0) 20 7608 4636 / +44 (0) 20 7608 4637

alex.maclaverty / rebecca.honeyman@hotwirepr.com

Globix UK:

Christian Eckley

Sales & Marketing Director

+44 (0) 20 7611 3265

Caroline Howlett or Dan Warren

Nelson Bostock Communications

+44 (0)20 7229 4400
caroline.howlett / dan warren@nelsonbostock.com